Exhibit 99.2

FOR IMMEDIATE RELEASE

Unilife Appoints Mary Kate Wold to Board of Directors

Former Senior Vice President of Finance at Wyeth

Lewisberry, PA (May 13, 2010) – Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS, ASX: UNS), today announced the appointment of Mary Kate Wold to its Board of Directors. Her appointment became effective as of May 11, 2010. Ms. Wold will serve on Unilife’s Audit and Strategic Partnerships committees. With the addition of Ms. Wold, Unilife’s Board of Directors currently has six members, four of whom are independent.

Ms. Wold, 57, spent the last seven years at Wyeth, one of the largest research-based pharmaceutical companies in the world prior to its recent $68 billion acquisition by Pfizer, serving as the Senior Vice President of Finance from 2007 to 2009 and the Senior Vice President of Tax and Treasury from 2005 to 2007.

Ms. Wold was responsible for Wyeth’s global Treasury, Tax and Procurement operations and assumed a major transformational role in each function. She was also responsible for Wyeth’s Global Business Process Outsourcing initiative. Ms. Wold served on a number of Wyeth’s executive management committees that cut across most areas of its business and financial operations, and she appeared as the Wyeth spokesperson at various major investor and healthcare conferences.

Prior to her work with Wyeth, Ms. Wold spent 17 years with Shearman & Sterling, a preeminent international law firm based in New York. Made a Partner in 1988, Ms. Wold specialized in international tax planning for multinational corporations and in the tax aspects of mergers and acquisitions, capital markets, and private equity transactions. She served as Chair of its Global Tax Group from 1995 to 2000, and as Deputy Chair from 1993 to 1995. Ms. Wold also worked for the United States Department of the Treasury as an Attorney Advisor for the Office of International Tax Counsel.

Ms. Wold received her law degree from the University of Michigan, where she graduated cum laude. She received her BA degree in 1975 from Hamline University in St. Paul, MN where she was Phi Beta Kappa and graduated summa cum laude.

Mr. Jim Bosnjak OAM, Chairman of Unilife, stated, “Mary Kate’s extensive background and leadership in finance, law and the pharmaceutical industry makes her a welcome and timely addition to the Unilife Board of Directors. Mary Kate will play an important role as we pursue our strategic, financial and operating goals, and will be a tremendous asset to Unilife as we establish ourselves as a global industry leader and preferred supply partner to many pharmaceutical companies.”

Mr. Alan Shortall, CEO of Unilife, said, “Mary Kate’s in-depth understanding of financial, tax, and treasury matters along with her broad experience in global operations will provide a valuable perspective to the Unilife Board. We look forward to her contributions to help expand Unilife’s global presence.”

Ms. Mary Kate Wold stated, “Unilife is a dynamic, innovative medical device company that offers a truly disruptive technology that enhances safety for a large group of healthcare workers. It is an exciting time to be joining Unilife as the Company moves towards the completion of its new manufacturing facility and the completion of the industrialization program for the Unifill™ syringe. With one of the largest pharmaceutical companies in the world already closely aligned with Unilife and the ability to secure a number of other agreements with additional pharmaceutical leaders, the Company has a significant opportunity to secure an attractive share of this fast-growing market.”

Unilife Corporation
633 Lowther Road, Lewisberry, PA 17339 T + 1 717 938 9323 F + 717 938 9364 E info@unilife.com W www.unilife.com

Unilife is also pleased to advise that the Board has established a Strategic Partnerships Committee, which consists of Ms. Wold as Chair, Alan Shortall, CEO and Executive Director, and John Lund, Non-Executive Director and Audit Committee Chair. The newly formed Committee will be responsible for overseeing the establishment and maintenance of strategic relationships between Unilife and its growing network of strategic partners.

About Unilife Corporation
Unilife Corporation is a U.S.-based medical device company focused on the design, development, manufacture and supply of a proprietary range of retractable syringes. Primary target customers for Unilife products include pharmaceutical manufacturers, suppliers of medical equipment to healthcare facilities and patients who self-administer prescription medication. These patent-protected syringes incorporate automatic and fully-integrated safety features which are designed to protect those at risk of needlestick injuries and unsafe injection practices. Unilife is ISO 13485 certified and has FDA-registered medical device manufacturing facilities in Pennsylvania.

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our registration statement on Form 10 and those described from time to time in our periodic reports which we file with the Securities and Exchange Commission.

Investor Contacts (US):	Investor Contacts (Australia)
Todd Fromer / Garth Russell Stuart Fine	Jeff Carter
KCSA Strategic Communications Carpe DM Inc	Unilife Corporation
Phone + 1 212-682-6300 Phone + 1 908 469 1788	Phone + 61 2 8346 6500